Morgan Grenfell Investment Trust 10F3

Transactions Q1 2001




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Bank of America	Citigroup	Goldman Sachs
Underwriters	BofA, Barclays Capital, Bear Stearns, CSFB, DB Alex. Brown, Goldman, HSBC, JPMorgan, Key Capital, Lehman, Merrill, MSDW, Salomon Smith Barney	Salomon Smith Barney, ABN Amro, BofA, BancOne, Barclays, Blaylock & Partners, Merrill, Societe Generale	Goldman Sachs Int'l,
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	BAC 7.4% 1/15/11	C 6.5%, 1/18/11	GS 6.875%, 1/15/11
Is the affiliate a manager or co-manager of offering?	joint co-lead	no	no
Name of underwriter or dealer from which purchased	Chase	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	1/17/2001	1/8/2001	1/10/2001
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 3,000,000,000	$ 2,500,000,000	$ 1,000,000,000
Total	$ 3,000,000,000	$ 2,500,000,000	$ 1,000,000,000
Public offering price	99.4960	99.724	99.722
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.30%	0.425%	0.45%
Rating	Aa3/A	Aa2/AA-	A1/A+
Current yield	7.47%	6.52%	6.89%
Total par value purchased	$ 21,575,000	n/a	n/a
$ amount of purchase	$ 21,466,262	n/a	n/a
% of offering purchased by fund	0.72%	n/a	n/a
% of offering purchased by associated funds	0.21%	n/a	n/a
Total (must be less than 25%)	0.93%	n/a	n/a